UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

YRC Inc., USF Holland Inc., and New Penn Motor Express, Inc., all subsidiaries of YRC Worldwide Inc. (together with its subsidiaries, the “Company”), are working to finalize discussions with the International Brotherhood of Teamsters (the “Teamsters”), representatives of multi-employer defined benefit pension funds (the “Pension Funds”) to which the Company contributes and JPMorgan Chase Bank, National Association, the agent for the Company’s Credit Agreement dated as of August 17, 2007, as amended (the “Credit Agreement”). Pursuant to these discussions, the Company is seeking to provide certain of the Company’s real estate as collateral to the Pension Funds in lieu of making payments of contributions for certain to-be-agreed-upon months. Depending on employment levels (which, in turn, are driven by freight levels and seasonal changes in those levels), the Company makes multi-employer pension contributions of $34-45 million per month. The Company does not expect any agreed-upon transactions to impact the current or future benefits of employees participating in these Pension Funds.

The Company is seeking for its lenders under the Credit Agreement to permit the release of specified real estate to secure deferred Pension Fund payments as a non-mutually exclusive alternative to allowing the Company to sell real estate or enter into sale/leaseback transactions. The Company believes these alternatives can allow the Company to utilize the real estate to its maximum benefit as opportunities arise.

These potential transactions are part of the Company’s on-going plans to address its financial performance and improve cash flow amid freight volume reductions in the recessionary environment.

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “finalize”, “expect”, “seeking”, “believes” and similar expressions are intended to identify forward-looking statements. Although the Company is negotiating the foregoing transactions, whether the Company enters into one or more of the transactions is dependent upon agreement of the other parties.

The Company’s expectations that any of the foregoing transactions will positively improve its cash flow and financial performance and whether the Company can maintain sufficient liquidity and earnings to remain in compliance with its Credit Agreement are only its expectations regarding this matter. Actual cash flows and liquidity levels (and continued compliance with minimum liquidity levels under the Company’s Credit Agreement) will depend upon a combination of the following factors: the Company’s operating results, including improvements in both volume and yield, whether or not the Company completes one or more of the pension payment deferral transactions described above, the timing of its receipts and disbursements, the extent to which the Company will have access to credit facilities or credit markets, cash received as a result of asset dispositions, capital market transactions, such as equity issuance transactions or new debt offerings to refinance existing debt, the company’s cash needs to fund operations, any cash funding needs for bank amendments and related restructuring activities and any collateral requests from third parties such as insurers, state workers compensation departments and vendors.

Actual Company financial performance (and continued compliance with financial covenants under the Company’s Credit Agreement) will depend upon a combination of the following factors (among others): inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, savings generated by compensation and benefit reductions that the Company has implemented, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

In addition, actual Company financial performance (and continued compliance with financial covenants under the Company’s Credit Agreement) will depend upon a combination of the following factors (among others): the impact of, and the operating income and service improvements due to, the integration of Yellow Transportation and

Roadway to create YRC, and enhancements to the Company’s Regional transportation networks, which, in turn, depend upon a number of factors, including (among others) the factors identified in the immediately preceding paragraphs, the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the Company’s operating plans, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the Company’s estimates of its spending requirements, changes in the Company’s strategic direction, the need to replace any unanticipated losses in capital assets, approval of the affected unionized employees of changes needed to complete the integration under the Company’s union agreements, the readiness of employees to utilize new combined processes, the effectiveness of deploying existing technology necessary to facilitate the combination of processes, the ability of the Company to receive expected price for its services from the combined network and customer acceptance of those services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: April 13, 2009	By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President, General Counsel and Secretary